Exhibit 6.3

AMENDED PROMISSORY NOTE

OF

MYRXWALLET CORPORATION

Principal Amount: $850,000,000.00

Repurchase Price: $85 per share of common stock

Conversion Price: $125/share

Annual Interest Rate: 7.5%

Annual Interest Amount: $63,750,000.00

Quarterly Interest Payment: $15,937,500 per payment

Total Interest Due at Maturity: $127,500,000.00

Total Amount Due at Maturity: $977,500,000.00

Shares Issuable Upon Full Conversion: 7,820,000 common stock ($125/share)

February 4, 2026

FOR VALUE RECEIVED, MyRxWallet North America Corporation (the “Borrower”) hereby unconditionally promises to pay to the order of MyRxWallet Corporation a Wyoming Corporation (the “Noteholder”) the principal amount of $850,000,000.00 (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (this “Note”).

1.	Payment Dates and Maturity

(a)  Payment Date: The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on demand from the Noteholder. The Noteholder may demand payment at any time within twenty-four (24) months from the date of this Note. If the Noteholder does not exercise its redemption rights within this period, this Agreement shall automatically renew for an additional twenty-four (24) months on the same terms and conditions.

(b)  Prepayment: The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of the prepayment.

2.	Interest

(a)  Interest Rate: The principal amount outstanding under this Note from time to time shall bear interest at a rate per annum (the “Interest Rate”) equal to seven and one-half percent (7.5%).

(b)  Interest Payment Dates: Interest shall be payable quarterly, in arrears, in the form of fully paid and non-assessable shares of the Borrower’s common stock, unless otherwise agreed by the parties.

(c)  Default Interest: If any amount payable hereunder is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Interest Rate plus two percent (2%) (the “Default Rate”).

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(d)  Computation of Interest: All computations of interest hereunder shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed. Interest shall begin to accrue on the Loan on the date of this Note. For any portion of the Loan that is repaid, interest shall not accrue on the date on which such payment is made.

(e)  Interest Rate Limitation: If at any time the Interest Rate payable on the Loan shall exceed the maximum rate of interest permitted under applicable law, such Interest Rate shall be reduced automatically to the maximum rate permitted.

3.	Interest and Redemption Provisions

A. Accrual of Unpaid Amounts: Any unpaid principal, interest, or Interests shall accrue and compound until paid in full.

B.  Interest Priority: The Borrower shall pay all accumulated Interests on this Note before declaring or paying any Interests on its common stock.

C.  Redemption/Liquidation Priority: All accrued Interests must be paid in full prior to any redemption or liquidation of the Note.

D.  Ongoing Interests: Interests shall continue to accrue and be payable until the Note is fully redeemed.

E. Payment Frequency: Interests and interest shall be paid quarterly, unless otherwise agreed in writing.

F. Payment Form: Payments may be made, at the Noteholder’s election, in cash or in fully paid and non-assessable shares of the Borrower’s common stock.

G.  Compliance: All terms and payments under this Note shall comply with applicable federal and state securities laws, SEC regulations, PCAOB standards, and any other relevant regulatory requirements.

4.	Conversion Option

Conversion at Noteholder’s Election:

At any time while any portion of the principal or accrued interest under this Note remains outstanding, the Noteholder may, at their sole discretion, elect to convert all or any part of the unpaid principal and accrued interest into fully paid and non-assessable shares of the Borrower’s common stock (the “Conversion Shares”). Such conversion shall be effected by delivering written notice to the Borrower specifying the amount to be converted and the date of conversion.

Conversion Price:

The “Conversion Price” shall be $125.00 per share of the Borrower’s common stock, as adjusted for stock splits, stock combinations, recapitalizations, and similar transactions affecting the common stock. The number of shares issuable upon conversion shall equal the aggregate principal and accrued but unpaid interest (or other amounts then outstanding and elected to be converted) divided by the Conversion Price. No fractional shares shall be issued; any fractional share shall be rounded down to the nearest whole share or settled in cash in lieu thereof.

MyRxWallet Anti-Dilution Capped Call Agreement

Noteholder: MyRxWallet Corporation (“Affiliate Counterparty”)

Purpose: To economically offset dilution arising from the conversion of the Senior Convertible Promissory Notes.

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Notional Amount: Equal to the number of shares underlying the $850,000,000.00 Notes. Strike Price: $125.00 per share

Cap Price: $200.00 per share

Term: Matches maturity of the Notes.

Settlement: Cash settlement; share settlement; or delivery of treasury shares; or delivery of issuer-sponsored tokenized shares of the same class recorded on the Borrower’s master securityholder file. Any tokenized settlement shall be treated as delivery of the underlying shares and effected in compliance with applicable federal and state securities laws.

Effect: Issuer receives value if the stock price exceeds the cap price, offsetting dilution.

Accounting: Treated as an intercompany equity hedge; no derivative liability expected.

Partial Conversion and Payment:

The Noteholder may elect to receive payment of any portion of the outstanding principal and accrued interest in cash, and convert the remaining balance into Conversion Shares, at their discretion.

Mechanics and Adjustments:

The Borrower shall deliver the Conversion Shares to the Noteholder within five (5) business days of receipt of the conversion notice. If the Borrower’s common stock is not listed or quoted on a trading market at the time of conversion, the conversion price shall be determined by mutual agreement between the Borrower and the Noteholder, or, failing such agreement, by an independent third-party valuation.

Fractional Shares:

No fractional shares shall be issued upon conversion. Any fractional share shall be round down round down or cash in lieu.

Reservation of Shares:

The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting conversions under this Note, such number of shares as shall be sufficient to effect the conversion of the entire outstanding principal and accrued interest under this Note.

5.	Anti-Dilution Protection; Capped Call Agreement”

To mitigate potential dilution resulting from conversions of this Note, the Borrower and certain of its affiliated entities may enter into one or more capped call or similar anti-dilution hedge transactions (each, a “Capped Call Agreement”). Any such Capped Call Agreement shall be entered into for the sole purpose of economically offsetting the dilutive effect of the issuance of shares of the Borrower’s common stock upon conversion of this Note.

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The principal economic terms of the Capped Call Agreement are expected to include:

•	Notional Amount: Equal to the number of shares underlying this Note.

•	Strike Price: USD $125.00 per share.

•	Cap Price: USD $200.00 per share (subject to adjustment by the Borrower).

•	Term: To match the maturity of this Note.

•	Settlement: Cash settlement; share settlement; settlement in treasury shares; or delivery of tokenized shares of the same class of the Borrower’s master security file (issuer-sponsored tokenized securities). Any tokenized settlement shall be treated as delivery of the underlying shares and effected in compliance with applicable federal and state securities laws.

•	Purpose and Effect: The Capped Call Agreement is intended to reduce or eliminate dilution upon conversion of this Note and to provide economic value to the Borrower if the market price of its common stock exceeds the applicable cap price.

•	Accounting Treatment: Expected to be accounted for as an intercompany equity hedge without recognition of derivative liability under applicable accounting standards.

No rights are conferred upon the Noteholder by the existence, terms, or performance of any Capped Call Agreement, and the entry into, amendment of, or termination of any Capped Call Agreement shall not be deemed to modify the terms of this Note or the Conversion Option.

6.	Events of Default

(a)  Failure to Pay: The Borrower fails to pay (i) any principal amount of the Loan when due; (ii) any interest on the Loan within two (2) Business Days after the date such amount is due; or (iii) any other amount due hereunder within two (2) Business Days after such amount is due.

(b)  Bankruptcy; Insolvency: (i) The Borrower institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization, or other relief for debtors. (ii) An involuntary case is commenced seeking the liquidation or reorganization of the Borrower under any law relating to bankruptcy or insolvency, and such case is not dismissed or vacated within sixty (60) days of its filing. (iii) The Borrower makes a general assignment for the benefit of its creditors. (iv) The Borrower is unable, or admits in writing its inability, to pay its debts as they become due. (v) A case is commenced against the Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets, and such case is not dismissed or vacated within sixty (60) days of its filing.

7.	Remedies

Upon the occurrence and during the continuance of an Event of Default, the Noteholder may, at its option, by written notice to the Borrower declare the outstanding principal amount of the Loan, accrued and unpaid interest thereon, and all other amounts payable hereunder immediately due and payable; provided, however, if an Event of Default described in Section 5(b)(i), 5(b)(iii) or 5(b)(iv) shall occur, the outstanding principal amount, accrued and unpaid interest, and all other amounts payable hereunder shall become immediately due and payable without notice, declaration, or other act on the part of the Noteholder.

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8.	Expenses

The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees, including the reasonable fees and expenses of counsel, incurred by the Noteholder in connection with the negotiation, documentation, and execution of this Note and the enforcement of the Noteholder’s rights hereunder.

9.	Notices

All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (x) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (y) transmittal by electronic communication (including email, internet or intranet websites, or facsimile properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment)); or (z) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party may specify in writing from time to time:

(a)	If to the Borrower:

MyRxWallet North America Corporation

Name: Binh Do

Title: President & CFO

Address: 2475 South Jones Blvd., Suite 9,

Las Vegas, Nevada 89146

Email: binh@myrxwallet.app

(a)	If to the Noteholder:

MyRxWallet Corp.

Name: Olivia Trinh

Title: Chairman and CEO

Address: 2475 South Jones Blvd., Suite 9,

Las Vegas, Nevada 89146

Email: olivia@myrxwallet.app

10.	Governing Law

This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Wyoming.

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11.	Disputes

(a)  Submission to Jurisdiction: (i) The Borrower irrevocably and unconditionally (A) agrees that any action, suit, or proceeding arising from or relating to this Note may be brought in the courts of the State of Wyoming, and in the United States District Court for the District of Wyoming, and (B) submits to the exclusive jurisdiction of such courts in any such action, suit, or proceeding. Final judgment against the Borrower in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. (ii) Nothing in this Section 10(a) shall affect the right of the Noteholder to bring any action, suit, or proceeding relating to this Note against the Borrower or its properties in the courts of any other jurisdiction. (iii) Nothing in this Section 10(a) shall effect the right of the Noteholder to serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(b)  Venue: The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue in any action, suit, or proceeding relating to this Note in any court referred to in Section 10(a) and (ii) the defense of inconvenient forum to the maintenance of such action, suit, or proceeding in any such court.

(c)  Waiver of Jury Trial: THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

12.	Successors and Assigns

This Note may be assigned or transferred by the Noteholder to any individual, corporation, company, limited liability company, trust, joint venture, association, partnership, unincorporated organization, governmental authority, or other entity.

13.	Integration

This Note constitutes the entire contract between the Borrower and the Noteholder with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

14.	Amendments and Waivers

No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Borrower and the Noteholder. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

15.	No Waiver; Cumulative Remedies

No failure by the Noteholder to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

16.	Severability

If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

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17.	Counterparts

This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (“pdf” or “tif” or any other electronic means that reproduces an image of the actual executed signature page) format shall be as effective as delivery of a manually executed counterpart of this Note.

18.	Electronic Execution

The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001-7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the Wyoming Electronic Signatures and Records Act (WY. State Tech. §§ 301 to 309).

IN WITNESS WHEREOF, the Borrower and Lender has caused this Promissory Note to be duly executed as of February 4, 2026.

Dated: February 4, 2026	Dated: February 4, 2026

Borrower (Issuer / Maker)	Lender (Noteholder)

By: /s/ Binh Do	By: /s/ Olivia Trinh
Binh Do, President and CFO	Olivia Trinh, CEO
MyRxWallet North America Corp.	MyRxWallet Corporation

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